FOR IMMEDIATE RELEASE

Contact:
Doug Fisher
AgriBioTech, Inc.
702-566-2440

            AgriBioTech, Inc. Intends to File Voluntary Petition for
                                 Reorganization

     Company  Expects  to  Continue  Normal  Operations;   Negotiating  for  DIP
Financing; Expects to have Additional Amounts Available.

     Las Vegas, NV, January 24, 2000 - AgriBioTech, Inc. (NASDAQ CMS: ABTX) announced today that ABT and its operating subsidiaries intend to file this week voluntary petitions with the U.S. Bankruptcy Court for the District of Nevada in Las Vegas to reorganize under Chapter 11 of the U.S. Bankruptcy Code in order to implement an operational restructuring and financial reorganization. ABT intends to operate in the normal course of business during the restructuring.

     To ensure that ABT has the short-term working capital necessary to operate its business, ABT is negotiating for debtor-in-possession ("DIP") financing from its current lending group, led by Bank of America N.A. This DIP financing should include additional funds.

     Promptly after the filing, ABT will request the Court's permission to access the DIP financing to fund normal business operations and other cash needs during the bankruptcy proceeding. The Company intends to pay employee salary, wages and benefits throughout the reorganization process.

     The Company said that its efforts over the past several months to obtain a new financing package from GE Capital were unsuccessful.

     "AgriBioTech has faced many challenges in the last few years," said Chairman and Chief Executive Officer, Richard Budd. "An oversupply of seed with a downturn in industry pricing, difficulties inherent in integrating the operations, culture and accounting systems of 34 companies into single operational units, delays in bringing seed to market, reduced revenues, higher than expected expenses and slow cash collections from a weak agricultural economy have led to significant losses and a lack of current liquidity. However, we believe that the benefits afforded by Chapter 11 will allow us to successfully restructure our operations and devise a plan to pay our creditors."

     Budd continued, "Most importantly, we believe Chapter 11 aids our ability to continue to serve our customers and pay our employees, and vendors while we reorganize."

     The book value of ABT's assets (excluding intangibles such as goodwill) of December 31, 1999 exceeded liabilities. AgriBioTech, Inc. is a vertically integrated, full-service seed company specializing in the forage and turfgrass sector, complete with research and development of proprietary seed varieties, seed processing plants, and a national and international distribution and sales network.

     Certain statements contained in this press release, including but not limited to information regarding the future economic performance and financial condition of the Company and its proposed reorganization, are forward-looking in nature and involve risks and uncertainty. There are various factors that could cause results to differ materially form those anticipated by some of the statements made in this press release. Such factors include the Company's ability to obtain DIP financing from Bank of America; the Company's ability to operate in compliance with the DIP facility or obtain any necessary waivers, amendments or refinancing of the facility; the Company's ability to obtain expected Bankruptcy Court approvals of the Company's proposed use of the DIP facility; the Company's ability to retain its employees, customers and vendors during the Chapter 11 proceeding; the overall viability of the Company's long-term operational reorganization and financial restructuring plan; and other factors disclosed in Item 1 of the Company's annual report on Form 10-K for the year ended June 30, 1999 under the heading "Forward Looking Statements" and other reports filed by the Company with the Securities and Exchange Commission.